               DATED                                      1996
               -----------------------------------------------





                                R.A. YOUNG ESQ

                                   - and -

                                J.R. YOUNG ESQ

                                   - and -

                              MRS S.E. MITCHELL

                                   - and -

                               GSE (UK) LIMITED




               -----------------------------------------------

                              A G R E E M E N T

                       for the acquisition of the whole
                        of the issued share capital of
                             SGS HOLDINGS LIMITED

               -----------------------------------------------

AGREEMENT

DATE:            1996

PARTIES:

1.       THE SEVERAL PERSONS whose names and addresses are set out in column
         (1) of Part A of Schedule 1 ("the Vendors"); and

2. GSE (UK) LIMITED (Company Number 2886396) whose registered office is situate at Dorchester House, 56 Church Street, Weybridge, Surrey KT13 8DR ("the Purchaser").

RECITALS:

(A) Each of the Vendors desires to sell and the Purchaser wishes to purchase the Shares (as defined below) for the consideration and upon the terms and subject to the conditions hereinafter contained.

(B) The Vendors have made representations to the Purchaser in the terms set out in Clause 5 and Schedules 3 and 5 with the intention that the Purchaser should enter into this Agreement in reliance upon such representations and warranties.

OPERATIVE PROVISIONS:

1.       Definitions and Interpretation

1.1 In this Agreement (unless the context otherwise requires) the following expressions shall have the following meanings:

         "Last Accounts"          means the audited financial statements of
                                  each of the Company and SGS as at the Last
                                  Accounts Date including a balance sheet, profit and loss account, notes and a directors' report for the twelve months ending on the Last Accounts Date;

         "Last Accounts Date"     means 31st December 1995;

         "CA 1985"                means the Companies Act 1985;

         "CAA"                    means the Capital Allowances Act 1990;

         "Closing Accounts"       means the accounts for the Company for the
                                  four month period from the 1st January 1996 to 30th April 1996 comprising a profit and loss account and a balance sheet;

         "Company"                means SGS Holdings Limited, a private company
                                  limited by shares incorporated in England and Wales with number 866646 on the 15th December
                                  1965 under the Companies Acts having at the date hereof an authorised share capital of L.300,280 divided into 300,000 Ordinary Shares of L.1 each and 5,600 "B" Shares of 5 pence each of which 252,000 Ordinary Shares and 5,600 "B" Shares have been issued and are fully paid;

         "Company's Accountants"  means Messrs Finn-Kelcey & Chapman of Ashford
                                  House, County Square, Ashford, Kent TN23 1YB;

         "Companies Acts"         means the CA 1985, the Company Securities
                                  (Insider Dealing) Act 1985, the Companies
                                  Consolidation (Consequential Provisions) Act
                                  1985 the former Companies Acts (within the meaning of CA 1985 s. 735 (1)) and the Companies Act 1989;

         "Completion"             means completion of the sale and purchase of
                                  the Shares in accordance with the provisions of Clause 4;

         "Covenantors"            means the persons defined as such in the Tax
                                  Indemnity;

         "Directors"              means the persons stated as such in Schedule
                                  2;

         "Directors Scheme"       means the Butyl Products Limited Directors'
                                  Retirement benefits Scheme created by Deed of Trust dated 26th March 1986 between Butyl
                                  Products Limited (1), R E Knights, M A
                                  Grayburn

                                  (2) and Federated Pension Schemes (3);

         "Disclosure Letter"      means the letter of even date herewith
                                  written by the the Vendors qualifying the warranties contained in Clause 5 (but excluding for the avoidance of doubt the warranty at clause 5.1.8) and Schedules 3 and 5 hereof and the Tax Covenant and delivered to the Purchaser on or before the execution and delivery of this Agreement;

         "Environmental
          Legislation"            means: -
                                  (a) all national or local statutes, codes, or other laws or legislation concerning health, safety or matters related to pollution or protection of the environment and all rules, regulations, ordinances, orders, notices and directives made thereunder of the European Community, the United Kingdom Parliament and bodies deriving authority therefrom;

                                  (b) judicial and administrative
                                  interpretation of each of the foregoing;

         "Environmental
          Authorisations"         mean and include any permits, consents,
                                  licences, authorisations and approvals
                                  required by the Group Companies under the Environmental Legislation;



         "Escrow Letter"          means a letter of even date herewith from the
                                  parties hereto to the Vendors' Solicitors and the Purchaser's Solicitors in the agreed form;

         "Final Salary Scheme"    means the Butyl Products Ltd Retirement
                                  Benefit Scheme created by a Declaration of Trust made 27th day of March 1974 by Butyl
                                  Products Limited;

         "Group Companies"        means the Company and SGS;

         "ICTA 1988"              means the Income and Corporation Taxes Act
                                  1988;

         "Industrial Property"    means patents, trade marks, service marks,
                                  registered designs, trade names, copyright and applications for any of the foregoing;

         "Know-how"               means all information (including that
                                  comprised in or derived from formulae,
                                  techniques, designs, specifications,
                                  drawings, component lists, manuals,
                                  instructions and catalogues) relating to:

                                  (i) the production of goods or the provision of services;

                                  (ii) the design, selection, procurement, construction, installation or use of any plant, machinery or other equipment;

                                  (iii) tooling design;

                                  (iv) the repair, service or rectification of products or plant;

                                  (v) the supply, storage, assembly or packing of raw materials, components or partly manufactured or finished products; or

                                  (vi) quality control, testing or
                                  certification;

         "Liabilities"            means all:-

                                  (a) obligations; and

                                  (b) debts; and

                                  (c) liabilities including (but not limited to) contingent, unascertained or potential liabilities; and

                                  (d) claims or rights of third parties against the Company existing at the date hereof or arising in the future which relate to acts or omissions prior to the date of Completion including (but not limited to) claims brought by the trustees of the Butyl Products Limited Retirement Benefits Scheme or any former employees of the Company who are or were or claim to be entitled to be members of that scheme;

                                  whatsoever relating to the Company (but not (for the avoidance of doubt) SGS) whether in connection with the carrying on of its business, in respect of the property rights and assets used enjoyed or exercised in connection therewith or otherwise relating to the period prior to Completion save for the creditor set out in the balance sheet of the Closing Accounts;

         "Marketing Information"  means all information relating to the marketing of any products or services
                                  (including customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials);

         "the Planning Acts"      shall mean the Consolidating Acts as defined
                                  by section 1(1) of the Planning
                                  (Consequential Provisions) Act 1990 and all other Acts of Parliament and all regulations and orders in force at the date hereof;

         "Properties"             means all or any (or any part or parts) of
                                  the freehold and leasehold properties short particulars whereof are set out in Schedule
                                  4;

         "Purchaser's Group"      means Gundle/SLT Environmental, Inc its
                                  subsidiary companies and all bodies corporate which are now associated with it and, subject to Completion hereof, the Company and SGS;

         "Purchaser's
          Solicitors"             means Messrs Guillaume & Sons of 56 Church
                                  Street, Weybridge, Surrey KT14 7DH;

         "Retention Fund"         means the sum of L.269,500 to be dealt with
                                  in accordance with the provisions of the Escrow Letter;


         "RTPA"                   means the Restrictive Trade Practices Act
                                  1976;

         "Schemes"                means the Directors' Scheme the 1992 Scheme
                                  and the Final Salary Scheme;

         "Shares" means all the 252,000 Ordinary Shares of L.1 each and all the 5,600 "B" Shares of 5 pence each in the Company all of which are beneficially owned by the Vendors and the Transferors in the proportions set opposite their respective names in columns 3 and 4 of
                                  Schedule 1;

         "SGS" means SGS Geosystems Limited a private company limited by shares incorporated in England and Wales with number 1786050 on 25th January 1984;

         "Subsidiary"             has the meaning ascribed to it in CA 1985
                                  Section 736;

         "Taxation"               means all forms of taxation, duties, imposts
                                  and levies whatsoever and whenever imposed and whether of the United Kingdom or elsewhere and without prejudice to the generality of that expression includes:

                                  (a) income tax, corporation tax (including advance corporation tax) petroleum revenue tax, capital gains tax, inheritance tax, stamp duty, rates, value added tax, customs and other import duties and national insurance contributions and any payment whatsoever which the Company may be or become bound to make to any person as a result of any enactment relating to taxation and any other taxes duties or levies supplementing or replacing any of the above;

                                  (b) all costs, charges, interest, fines, penalties and expenses incidental or relating to any Taxation;

         "Tax Covenant"           means the deed of tax covenant to be entered
                                  into on Completion by the Covenantors and the Purchaser and being in the agreed form;

         "TCGA"                   means the Taxation of Chargeable Gains Act
                                  1992;

         "Transferors"            means the persons whose names and addresses
                                  are set out in Part B of Schedule 1;

         "VATA"                   means the Value Added Tax Act 1994;


         "Vendor's Solicitors"    means Messrs Donne Mileham & Haddock of
                                  Frederick Place, Brighton, East Sussex BN1
                                  1AT;

         "Warranties"             means the representations and warranties of
                                  the Vendors set out in Clause 5 and Schedules
                                  3 and 5;

         "1992 Scheme"            means the Butyl Products Limited (1992)
                                  Retirement Benefits Scheme created by a
                                  Declaration of Trust made 24th day of July
                                  1992 between Butyl Products Limited and Butek
                                  Limited;

1.2 The Schedules to this Agreement form part of this Agreement and shall have the same force and effect as if expressly set out in the operative part of this Agreement and any reference to this Agreement shall include the Schedules.

1.3        Unless the context otherwise requires, in this Agreement:

           1.3.1 words and expressions defined in the Companies Acts shall bear the same respective meanings;

           1.3.2 words denoting the masculine gender shall include the feminine and neuter genders and words denoting the singular shall include the plural and vice versa;

           1.3.3 reference to any statute or statutory provision shall include any statute or statutory provision which has amended or replaced it and shall include any subordinate legislation made under the relevant statute;

           1.3.4 a body corporate shall be deemed to be associated with another body corporate only if it is a holding company or a subsidiary or a subsidiary of a holding company of that other;

           1.3.5 a person shall be deemed to be connected with another if that person is connected with another within the meaning of Section 839 of the Taxes Act; and

           1.3.6 reference to writing shall include typewriting, printing, lithography, photography, telex and fax messages and other modes of reproducing words in a legible and non-transitory form.

1.4 Headings are for convenience only and shall not affect the construction of this Agreement.

1.5        In construing this Agreement:

           1.5.1 the rule known as the "ejusdem generis rule" shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and

           1.5.2 general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.6 Any obligation imposed by, or resulting from the execution of, this Agreement (including any obligation resulting from any of the warranties contained in Clause 5 and Schedules 3 and 5 proving to be untrue or misleading or being breached) which is undertaken by more than one person shall be a joint and several obligation of each of the persons who has undertaken it.

1.7 Reference to Clauses sub-clauses and Schedules are (unless otherwise stated) to Clauses sub-clauses of and Schedules to this Agreement.

1.8 Any document expressed to be "in the agreed form" means a document in a form agreed by and (for the purposes of identification) signed by or on behalf of the parties and attached hereto but if the contents of such document shall by agreement between the parties before Completion be altered or added to the expression "in the agreed form" shall extend to such document.

2.         Sale and Purchase

2.1 Subject to the terms and conditions of this Agreement each of the Vendors will sell and will procure that the Transferors will sell with full title guarantee and the Purchaser will purchase with effect from Completion the number of Shares set opposite the names of the Vendors and the Transferors in columns (3) and (4) of Schedule 1 free from all claims liens charges equities and encumbrances and with all rights and advantages attached belonging or accruing thereto (excluding any dividend or other distribution declared paid or made prior to the date hereof by reference to a record date on or prior to the date hereof).

2.2 Each of the Vendors hereby waives (and shall procure that each of the Transferors waive) any pre-emption rights in respect of the Shares conferred on it (or them in the case of the Transferors) by the Articles of Association of the Company or pursuant to any other agreement relating to the Shares.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.         Consideration

3.1 The total purchase consideration for the Shares which shall be apportioned among the Vendors and the Transferors in the proportions set opposite their respective names in Columns (5) and
           (6) of Schedule 1 shall be the sum of Pound Sterling 3,208,314;

3.2 The Purchaser will pay and discharge on behalf of SGS the sum of Pound Sterling 180,000 owed by SGS to Dr. William O'Neill and the sum of Pound Sterling 20,000 in full and final settlement of all sums payable by SGS to Dr. William O'Neill under the consultancy agreement dated 22nd April 1993 (as amended).

4.         Completion

4.1 Completion shall take place at the offices of the Vendors' Solicitors or at such other place as the parties may agree on the date of this Agreement, when all the transactions mentioned in the following sub-clauses shall take place.

4.2        On Completion:

           4.2.1      the Vendors shall deliver to the Purchaser:

                      4.2.1.1 instruments of Transfer in respect of the Shares duly executed by the respective registered holders thereof in favour of the Purchaser together with the Share Certificates therefor;

                      4.2.1.2 such waivers consents or other documents as may be required to give a good title to the Shares and to enable the Purchaser or its nominee to become the registered holder thereof; and

                      4.2.1.3    the Tax Covenant duly executed by each
                                 Covenantor;

                      4.2.1.4 the Certificate of Incorporation (and any Certificates of Incorporation on Change of
                                 Name) of each Group Company;

                      4.2.1.5 the Common Seal and the Statutory Books of each Group Company complete and up to date together with copies of the Memorandum and Articles of Association of the Company;

                      4.2.1.6 the resignation of the auditors of each Group Company (to be effective from the date of delivery to the registered office of the respective Group Company) confirming that the auditors have no outstanding claim of any kind against the respective Group Company and containing a statement under CA 1985 s.394 (1) that there are no such circumstances as are mentioned in that section;

                      4.2.1.7 written confirmation from the Vendors that there are no subsisting guarantees given by any Group Company in their favour and that none of the Vendors are indebted to any Group Company or vice versa;

                      4.2.1.8 letter of release from Barclays Bank Plc relating to the guarantee given by the Company of the indebtedness of Butyl Products Limited;

                      4.2.1.9 copies of all novation agreements relating to product warranties given by the Company; and

                      4.2.1.10 an agreement of accord and satisfaction in the agreed form duly signed by Dr William O'Neill.

           4.2.2      The Vendors will procure that:

                      4.2.2.1 Mr John Anthony Coulson will enter into an employment contract with SGS in the agreed form;

                      4.2.2.2 a board meeting of the Company will be held at which:

                                 (a)       the Purchaser will be registered
                                           (subject only to due stamping) in
                                           the Register of members of the
                                           Company as the registered holder of
                                           the Shares pursuant to such
                                           Instruments of Transfer;

                                 (b)       the Company shall revoke all
                                           existing bank mandate authorities to
                                           bankers in respect of the operation
                                           of the Bank Accounts of the Company
                                           and give authority in favour of such
                                           persons as the Purchaser may
                                           nominate to operate such accounts;

                                 (c)       the Directors of the Company shall
                                           validly appoint to the Board thereof
                                           such person or persons as the
                                           Purchaser may nominate; and

                                 (d)       upon such appointment forthwith
                                           cause the Directors and the
                                           Secretary of the Company to retire
                                           from all their offices and
                                           employments with each Group Company
                                           save in the case of SGS, Mr John
                                           Anthony Coulson each delivering to
                                           the Purchaser a letter under seal
                                           resigning his office as Director of
                                           the Company and SGS and
                                           acknowledging that he has no claim
                                           outstanding for compensation for
                                           loss of office redundancy unfair
                                           dismissal, pension or any claim
                                           under the Employment Protection
                                           (Consolidation) Act 1978 or other
                                           claim whatsoever;

                                 (e) the resignation of the Directors and Secretary and of the auditors shall be accepted and such persons/firms shall be appointed as the new
                                           Secretary and auditors as the
                                           Purchaser may nominate;

           4.2.3. The parties shall deliver to the Vendors' Solicitors and the Purchaser's Solicitors the Escrow Letter.

           4.2.4 Subject to the performance by the Vendors of all their obligations hereunder there shall be delivered by the Purchaser:-

                      4.2.4.1 to the Vendors' Solicitors (who are authorized to receive the same and delivery to whom shall be a good discharge to the Purchaser) the sum Pound Sterling 3,138,814 by telegraphic transfer; and

                      4.2.4.2 to the Vendors' Solicitors and the Purchaser's Solicitors jointly to hold subject to the terms of the Escrow Letter the sum of Pound Sterling 269,500 by telegraphic transfer; and

                      4.2.4.3 to the Vendors a duly executed copy of the Tax Covenant and a certified copy of a board resolution of the Purchaser approving the execution of this Agreement.

5.         Vendor's Warranties

5.1 The Vendors jointly and severally warrant to the Purchaser (as trustee for itself and any other company in the Purchaser's Group to whom the share capital of SGS and/or the Company may have been transferred in accordance with the provisions of Clause 18.1) that:

           5.1.1 each Vendor has full power and authority to enter into and perform this Agreement and the Tax Covenant which constitute or when executed will constitute binding obligations on him or her in accordance with their respective terms;

           5.1.2 the Shares constitute the whole of the issued and allotted share capital of the Company and are fully paid or credited as fully paid;

           5.1.3 there is no pledge, lien, charge or other encumbrance on, over or affecting the Shares and there is no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

           5.1.4 the Vendors are entitled to sell and transfer to the Purchaser the full legal and beneficial ownership of the Shares, free from all liens charges and encumbrances on the terms of this Agreement without the consent of any third party;

           5.1.5 The Disclosure letter sets out full particulars of any of the Shares which were, or represent assets which were, the object of a transfer at an undervalue (within the meaning of the Insolvency Act 1986 s.339) and:-

                      (a) at the time of the transfer the donor was not insolvent within the meaning of s.341(3) of that Act; and

                      (b) the transfer was not made for, or partly for, the purpose of putting assets beyond the reach, or otherwise prejudicing the interests of creditors within the meaning of s.423 of Insolvency Act 1986;

           5.1.6 the information contained in Schedule 2 relating to the Company and SGS is true and accurate in all respects;

           5.1.7      the Warranties in this Clause 5 and in Schedules

                      3 and 5 are true and accurate in all respects and save in respect of the warranty given in Clause 5.1.8 of this Agreement are given subject only to matters clearly and accurately disclosed in the Disclosure Letter;

           5.1.8      the Company has no Liabilities;

           5.1.9 the contents of the Disclosure Letter are true and accurate in all respects, and clearly and accurately disclose every matter to which they relate and copies of all accompanying documents are true and accurate in all respects and complete.

5.2        Each of the Warranties is without prejudice to any other Warranty.

5.3 The rights and remedies of the Purchaser in respect of any breach of the Warranties shall not save as provided in this Agreement be affected by Completion, by the liquidation or winding up of the Company by any investigation made by it or on its behalf into the affairs of any Group Company, by its rescinding or failing to rescind this Agreement in accordance with Clause 5.5, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

5.4 None of the information supplied by any Group Company or any of its officers and employees or its professional advisers to any of the Vendors or their agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of any Group Company, shall be deemed a representation, warranty or guarantee of its accuracy by that Group Company or any of its officers and employees to the Vendors, and the Vendors undertake (in the event of any claim being made against any of them in connection with the sale of the Shares to the Purchaser) not to make any claim against any of the Group Companies and their respective officers and employees which they might otherwise have in respect of it.

5.5 If the Purchaser shall fail to acquire title to any of the Shares in accordance with Clause 2 the Purchaser may notwithstanding Completion rescind this Agreement by notice in writing to the Vendors. Subject thereto the Purchaser shall not under any circumstances have any right to rescind this Agreement following Completion.

6.         Vendors' protection

           The provisions of Schedule 6 shall apply.

7.         Restrictions on Vendors' business activities

7.1 For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of SGS, each of the Vendors undertakes by way of further consideration for the obligations of the Purchaser under this Agreement that he or she will not for a period of five (5) years after Completion either solely or jointly:-

           7.1.1 without the prior written consent of the Purchaser carry on or be concerned or interested either directly or indirectly and whether as a shareholder or otherwise howsoever in any company firm or business carrying on the business of the manufacture of wide width plastic geomembranes or the installation of synthetic lining systems acquired from third parties of a surface area in excess of 10,000 square meters into solid waste management systems provided always that the Vendors or any company connected with them shall not be restricted in any way in relation to the installation of synthetic linings purchased from the Purchaser or SGS or any company in the Purchaser's Group;

           7.1.2 solicit canvass or secure the employment of any person who at the date of Completion was an employee of SGS; nor

           7.1.3 assist any other person to do any of the foregoing things.

7.2        Each Vendor undertakes that he will not at any time after
           Completion:

           7.2.1 disclose to any other person any Know-how, Computer Know-how or Marketing Information used by SGS in connection with its business during the two years immediately preceding the date of Completion unless:

                      7.2.1.1 such Know-how, Computer Know-how or Marketing Information has entered the public domain otherwise than by reason of the actor default of any Vendor or was used by the Company in the business previously carried on by the Company before the Last Accounts Date

                      7.2.1.2 the Vendor concerned is requested in writing so to do by the Purchaser or by any competent authority in the exercise of a legal power; nor

           7.2.2 use any trade or business name or any part thereof used by SGS or any other name intended or likely to be confused with any such trade name.

7.3 The Vendors will for a period of five (5) years give the Purchaser the opportunity to sell to the Vendors or any company connected with them all of its requirements for geotechnical materials and products subject to availability, price and other terms being competitive. The terms and conditions of any sale will be negotiated in good faith among the parties.

7.4 Each Vendor agrees that the undertakings contained in this clause are reasonable and are entered into for the purpose of protecting the goodwill of the business of each Group Company and that accordingly the benefit of the undertakings contained in this clause may be assigned by the Purchaser in accordance with Clause 18.1.

7.5 Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings contained in this Clause is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind the Vendors.

7.6 No provision of this Agreement or of any agreement or arrangement of which this Agreement forms part by virtue of which this Agreement or the agreement or arrangement of which it forms part is subject to registration (if such be the case) under the RTPA shall take effect until the day after particulars of this Agreement or of the agreement or arrangement of which it forms part (as the case may be) have been furnished to the Directors General of Fair Trading pursuant to Section 24 of the RTPA.

8.         Pensions

8.1 Each of the parties hereto shall comply with the requirements pertaining to that party set out in Schedule 5.

9.         Purchaser's warranties

9.1 The Purchaser warrants to the Vendors that it has full power and authority to enter into and perform this Agreement and the Tax Covenant which constitute or when executed will constitute binding obligations on it in accordance with their respective terms.

9.2 The Purchaser undertakes to procure that following Completion the Company will not trade

10.        Vendors' Indemnity

The Vendors hereby jointly and severally covenant to pay on demand to the Purchaser (and its successors and assigns) an amount equal to all losses, damages, liabilities, claims and expenses including (but not limited to) legal expenses which may be brought against, incurred, suffered or sustained by the Purchaser or the Company as a result of the Warranty set out in Clause 5.1.8 above being untrue.

11.        Announcements

11.1 No announcement or circular in connection with the subject matter of this Agreement shall be made or issued by or on behalf of the Vendors or the Purchaser without the prior approval of the other such approval not to be unreasonably withheld or delayed.

12.        Waiver

12.1 Any liability to the Purchaser under this Agreement including (but no limited to) the Warranties may in whole or in part be released waived compounded or compromised and time or indulgence given by the Purchaser in its absolute discretion as regards any of the Vendors under such liability without in any way prejudicing or affecting its rights against the other Vendors under the same or like liability whether joint or several or otherwise.

13.        Remedies for Breach

13.1 Any remedy conferred on the Purchaser for breach of this Agreement (including the breach of any of the Warranties) shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such right shall constitute a waiver by the Purchaser or any such right or remedy.

14.        Post Completion

14.1 Completion shall not in any way prejudice or affect the operation of the provisions of this Agreement which contemplate or are capable of post completion operation and accordingly all those provisions (including but not limited to the Warranties and all indemnities and other undertakings contained in or entered into pursuant to this Agreement) shall continue in full force and effect after Completion subject to the limitations and other provisions contained in this Agreement.

15.        Costs

15.1 Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made, PROVIDED THAT if the Purchaser shall lawfully exercise its right under Clause 5.5 to rescind this Agreement the Vendors shall (without prejudice to any other rights which the Purchase may have against the Vendors) indemnify the Purchaser against all expenses and costs incurred in investigating the affairs of the Company and in the preparation of this Agreement.

16.        Notices

16.1 Any document notice claim or demand under this Agreement may be served by leaving it or sending it by facsimile, prepaid recorded delivery or registered post to the address and attention of the relevant party which in the case of the Vendor's is as set out in
           Schedule 1 and in the case of the Purchaser for the attention of Mr W E Coxall of Guillaume & Sons Dorchester House 56 Church Street Weybridge Surrey KT13 8DR (or as otherwise notified from time to time hereunder). Any notice so served by facsimile or post shall be deemed to have been received:-

           (a) in the case of facsimile twelve (12) hours after the time of despatch; and

           (b) in the case of recorded delivery or registered post seventy two (72) hours from date of posting.

17.        Entire Agreement

17.1 This Agreement with the documents referred to herein constitutes the entire agreement between the parties with respect to the subject matter hereof and no variation of the provisions hereof shall be effective unless in writing signed by (or by some person duly authorized by) each of the parties.

18.        General

18.1 This Agreement shall be binding on and shall enure for the benefit of each party's successors in title but shall not be assignable save that the Purchaser may assign the benefit of the Warranties, the Tax Covenant the indemnity set out in Clause 10 and the covenants in Clause 7 to any member of the Purchaser's Group to whom the share capital of the Company and/or SGS may have been transferred.

19.        Further Assurance

19.1 The Vendors shall do and execute and shall use all reasonable endeavors to procure any other necessary party to do and execute all such further acts things deeds and documents as may be reasonably necessary to give effect to the terms of this Agreement.

20.        Governing Law

20.1 This Agreement shall be governed by and construed in accordance with English Law and the parties hereby submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising under this Agreement.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written

                                   SCHEDULE 1

                           Particulars of the Vendors
                           --------------------------

(1)                         (2)                 (3)                  (4)                      (5)

Name and Address            Number of           Number of            Consideration            Consideration
of Vendor                   Ordinary            "B" Shares           for Ordinary             for B Shares
                            Shares held         held                 Shares (Pound            (Pound Sterling)
                                                                     Sterling)
                                                PART A
                                                ------
Robert Arthur
Young Esq                    84,278              3771                 1,072,884                188.55
Barrow Green Farm
Haxted Road
Lingfield
Surrey RH7 6DE

John R
Young Esq                    94,349              1082                 1,201,090                 54.10
Kingswood Farm
Tandridge Lane
Lingfield
Surrey

Mrs Sally E
Mitchell                     44,118               747                   561,635                 37.35
Orchard Cottage
Park Farm
Lingfield
Surrey

                                                  PART B
                                                  ------
Mrs S M Young                 3,085                                      39,273
Barrow Green Farm
as above

Mrs P M Young                 3,085                                      39,273
Kingswood Farm
as above

A J Mitchell Esq              3,085                                      39,273
Orchard Cottage
as above

A J Mitchell Esq
and Mrs S E
Mitchell                     20,000                                     254,606
Orchard Cottage
as above
- ----------------------------------------------------------------------------------------------------------------
Total                       252,000              5600                 3,208,034                  280

                                   SCHEDULE 2

                                     Part I

                    Basic information concerning the Company

1.  Registered number                             :  866646

2.  Date of incorporation                         :  15th December 1965

3.  Place of incorporation                        :  England

4.  Address of registered office                  :  11 Radford Crescent
                                                     Billericay Essex CM12 ODW

5.  Class of Company                              :  Private

6.  Authorized share capital                      :  Pound Sterling 300,280


7.  Issued Shared capital                         :  Pound Sterling 252,280

8.  Directors                                     :  R.A. Young of Barrow
    Full Names                                       Green Farm, Hasted Road,
                                                     Lingfield
                                                     Surrey RH7 6DE
                                                     R.E. Knights of High Den
                                                     Bakers Lane, Danbury,
                                                     Essex CM3 4NS and

9.  Secretary:                                    :  R A Young of Barrow Green Farm, Haxted Road,
    Full Names                                       Lingfield, Surrey RH7 6DE

10. Accounting Reference Date                     :  31.12

11. Auditors                                      :  Finn-Kelcey & Chapman Ashford House, County Square,
                                                     Ashford Kent TN23 17B ENGLAND

12. Tax residence                                 :  England

13. Charges:                                      :  Legal charge dated 27.11.91 in favour of Barclays Bank
                                                     Plc

                                    Part II

                        Basic information concerning SGS

1.  Registered number                            :   1786050

2.  Date of incorporation                        :   25th January 1994

3.  Place of incorporation                       :   England

4.  Address of registered office                 :   11 Radford Crescent
                                                     Billericay Essex CM12 ODW


5.  Class of Company                             :   Private

6.  Authorized share capital                     :   Pound Sterling 100,000

7.  Issued Shared capital                        :   Pound Sterling 100,000

8.  Directors                                    :   R A Young of Barrow Green Farm, Haxted Road, Lingfield
    Full Names                                       Surrey RH7 6DE
                                                     J A Coulson of Wheeley Hall Cottage,
                                                     Broomhill Lane, Woolpit, Bury St Edmunds Suffolk IP50
                                                     9SH

9.  Secretary:                                   :   R A Young of Barrow Green Farm, Haxted Road, Lingfield
    Full Names                                       Surrey RH7 6DE


10. Accounting Reference Date                    :   31.12

11. Auditors                                     :   Finn-Kelcey & Chapman Ashford House, County Square
                                                     Ashford, Kent TN23 17B

12. Tax residence                                :   England

13. Charges:                                     :   Legal Charge dated 2.12.91 over land and buildings at
                                                     Fordham Road in favour of Barclays Bank plc

                                                     Debenture dated 2.12.91 in favour of Barclays Bank plc

                                                     Legal Charge dated 2.12.91 over land adjoining Fordham
                                                     Road Soham in favour of Barclays Bank plc

                                   SCHEDULE 3

                                   Warranties

                           PART 1 TAXATION WARRANTIES

1.           Returns and Clearances

1.1 All returns, computations and payments which should have been made by any Group Company for any Taxation purpose have been made within the requisite periods and are up to date, correct and on a proper basis and none of them is the subject of any dispute with the Inland Revenue or other Taxation authorities.

1.2 All particulars furnished to the Inland Revenue or other Taxation authorities, in connection with the application for any consent or clearance on behalf of any Group Company fully and accurately disclosed all facts and circumstances material to the decision of the Inland Revenue or such other authorities; any such consent or clearance is valid and effective; and any transaction for which such consent or clearance has previously been obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

1.3 No Group Company has taken any action which has had the result of altering, prejudicing or in any way disturbing for any period commencing after the Last Accounts Date any arrangement or agreement which it has previously negotiated with the Commissioners of Inland Revenue, the Commissioners of Customs and Excise or other Taxation authorities

2.           PAYE and other deductions from payments made

2.1 Each Group Company has properly operated the PAYE system by deducting tax, as required by law, from all payments made, or treated as made, to its employees or former employees, and accounting to the Inland Revenue for all tax so deducted and made full annual returns of all expenses and benefits provided for its employees or former employees.

2.2 Each Group Company has complied in all respects with the provisions of the following sections, and all regulations made under any of those sections, and has made and accounted for all such deductions and retentions as should have been made by virtue of those sections and regulations:

             TMA 1970, s 70 (Method of charging non-residents) and s 79 (Profits from branch or agency);

             ICTA 1988, s 43 (Non-residents);

             ICTA 1988, s 123 (Foreign dividends):

             ICTA 1988, s 349 (Payments not out of profits or gains brought into charge to income tax, and annual interest and s 350 (Charge to tax where payments made under s 349);

             ICTA 1988, s 524 (Taxation of receipts from sale of patent rights);

             ICTA 1988, s 536 (Taxation of royalties where owner abroad);

             ICTA 1988, s 555 to 558 (Entertainers and sportsmen):

             ICTA 1988, s 559 to 567 (Sub-contractors in the construction industry);

             ICTA 1988, s 582 (Funding bonds issued in respect of interest on certain debts);

             ICTA 1988, s 733 (Persons entitled to exemptions);

             ICTA 1988, s 737 (Manufactured dividends: treatment of tax deducted);

             ICTA 1988, s 777(Provisions supplementary to sections 775 and 776)

2.3 No Group Company has received a notice under ICTA 1988, s 23 (Collection from lessees and agents) which remains outstanding

2.4 The Disclosure Letter contains full particulars of all elections in force in relation to any Group Company under ICTA 1988, s 247 (Dividends etc. paid by one member of a group to another) and no assessment may be made under that section on any Group Company in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted

3.           Penalties

3.1          No Group Company has paid or, since the Last Accounts

             Date, become liable to pay any penalty or interest charged by virtue of the provisions of TMA 1970 or any other Taxation Statute.

3.2 No Group Company has ever been the subject of an investigation or discovery by or involving the Inland Revenue special office or enquiry branch and so far as the Vendors are aware there are no circumstances existing which make it likely that an investigation or discovery will be made.

4.           Taxation claims, liabilities and reliefs

4.1 There are set out in the Disclosure Letter, with express reference to this clause, full details of all matters relating to Taxation in respect of which any Group Company (either alone or jointly with any other person) has an outstanding entitlement:

4.1.1 to make any claim (including a supplementary claim) for relief under any Taxation Statute;

4.1.2 to make any election for one type of relief, or one basis, system or method of Taxation, as opposed to another;

4.1.3 to make any appeal (including a further appeal) against an assessment to Taxation;'

4.1.4        to make any application for the postponement of Taxation.

4.2 No Group Company has made or is entitled to make a claim under TCGA, s.24(2) (Assets lost or destroyed, or whose value becomes negligible) or s 48 (Consideration due after time of disposal).

4.3 No Group Company is, or so far as the Vendors are aware will become, liable to pay, or make reimbursement or indemnity in respect of, any Taxation in consequence of the failure by any other person (not being a Group Company, the Purchaser or any other Company in the Purchaser's Group) to discharge that Taxation within any specified period or otherwise, where such Taxation relates to profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

5.           Distributions and payments

5.1 No Group Company has since 5 April 1965 capitalised or agreed to capitalise, in the form of redeemable shares or debentures, any profits or reserves of any class or description.

5.2 No security, within the meaning of ICTA 1988, s 254 (Interpretation of Part VI (Company distributions, tax credits etc.)) issued by any Group Company and outstanding at today's date was issued in such circumstances that the interest payable on it, or any other payment in respect of it, falls to be treated as a distribution under ICTA 1988, s 209 (Meaning of "distribution").

5.3 No rents, interest, annual payments or other sums of an income nature paid, or payable, since the Last Accounts Date by any Group Company or which any Group Company is at the date hereof under an obligation to pay in the future, are wholly or partially disallowable as deductions or charges in computing profits or against profits, for the purposes of corporation tax, by reason of the provisions of ICTA 1988, s 74 (General rules as to deductions not allowable), s 338 (Allowance of charges on income), s 770 (Sales etc. at an undervalue or overvalue), s 125 (Annual payments for non-taxable consideration), s 779 (Sale and lease-back: limitation on tax reliefs), s 781 (Assets leased to traders and others), s 787 (Restriction of relief for payments of interest) or otherwise.

5.4 No Group Company has received a capital distribution to which the provisions of TCGA, s 189 (Capital distribution of chargeable gains: recovery from shareholder) could apply.

5.5 No Group Company has incurred expenditure which was not or will not be wholly deductible in computing, or against, profits as a trading expense or expense of management, or as a charge on income, or in computing income for the purposes of Schedule A, except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade, details of which are set out in the Disclosure Letter

6.           Losses and ACT

6.1          No Group Company has any loss available to carry forward.

7.           Close companies

7.1 Each Group Company is, and has been during the six years ended on the Last Accounts Date, a close company as defined in ICTA 1988,
             s. 414 (Close
             companies).

7.2 No Group Company has, at any time, ceased to carry on the trade, or the business of holding investments, of which immediately prior to such time its activities wholly or mainly consisted.

7.3 No distribution within ICTA 1988, s 418 ("Distribution" to include certain expenses of close companies) has been made by any Group Company.

7.4 No outstanding loan to a Group Company was made to it for the acquisition of the first business, undertaking or property of a substantial character acquired by it.

7.5 No loan or advance within ICTA 1988, Pt XI, Ch II (Changes to tax in connection with loans) has been made, or agreed to, by a Group Company and no Group Company has, since the Last Accounts Date, released or written off the whole or part of the debt in respect of any such loan or advance.

8.           Group relief and surrender of surplus ACT

8.1 The Group Companies comprise a group for the purposes of ICTA 1988, s 402 (Surrender of relief between members of groups and consortia) and there is nothing in ICTA 1988, s 410 (Arrangements for transfer of company to another group or consortium) which precludes any Group Company from being regarded as a member of such group.

8.2 No Group Company has, since the Last Accounts Date, made or agreed to make, otherwise than to or from another Group Company:

8.2.1 a surrender of, or claim for, group relief pursuant to ICTA 1988, Pt X, Ch IV (Group relief);

8.2.2 a surrender of any amount of surplus advance corporation tax pursuant to ICTA 1988, s 240 (Set-off of company's surplus ACT against subsidiary's liability to corporation tax).

8.3 No Group Company is liable to make or entitled to receive a payment for group relief or for the surrender of advance corporation tax, otherwise than to or from another Group Company.

8.4 No Group Company has made, or received, a payment for group relief or for the surrender of advance corporation tax (otherwise than to, or from, another

             Group Company) which may be liable to be refunded in whole or in part.

8.5 No Group Company is restricted in relation to the surrendering of group relief by the provisions of ICTA 1988, s 404 (Limitation of group relief in relation to certain dual resident companies).

9.           Acquisitions from group members

9.1 No Group Company owns any asset which was acquired (other than for market value) from another company which was, at the time, a member of the same group of companies (as defined in TCGA s 170 (Groups of companies: definitions)) as the relevant Group Company, and which owned that asset otherwise than as a trading stock within TCGA, s 173 (Transfers within a group: trading stock).

9.2 The execution or completion of this agreement will not result in any profit or gain being deemed to accrue to a Group Company for Taxation purposes, whether pursuant to TCGA, s 179 (Company ceasing to be a member of a group) or otherwise.

10.          Replacement of business assets

10.1 No Group Company has made a claim under TCGA, S 175 (Replacement of business assets by members of a group) or TCGA, ss 22 (Capital sums: compensation and insurance money), 247 (Roll-over relief on compulsory acquisition), 152 (Roll-over relief) 153 (Assets only partly replaced) or 154 (New assets which are depreciating assets) which would affect the amount of the chargeable gain or allowable loss which would, but for such claim, have arisen on a disposal of any of its assets.

11.          Capital allowances

11.1 All expenditure which any Group Company has incurred or may incur under any subsisting commitment on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of a trade carried on by the relevant Group Company) for writing-down allowances under CAA, Part II (Income tax and corporation tax: capital allowances).

11.2 All capital allowances made or to be made to each Group Company in respect of capital expenditure incurred prior to today's date, or to be incurred under any subsisting commitment, have been made, or will be made, in taxing its trade.

11.3 Since the Last Accounts Date no Group Company has done, or omitted to do, or agreed to do, or permitted to be done, any act as a result of which there may be made a balancing charge under CAA, s 24 (Writing-down allowances and balancing adjustments) or there may be any recovery of excess relief within CAA, Part II Chapter V (New expenditure on leased assets and on certain vehicles).

11.4 No Group Company is or may be in dispute with any person (not being a Group Company) as to the entitlement to capital allowances under CAA Part II Chapter VI (Entitlement to allowances for machinery and plant which are fixtures).

12.          Unremittable income and capital gains

12.1 No Group company has either received or become entitled to any income which is "unremittable income" within the meaning of ICTA 1988, s 584 (Relief for unremittable overseas income) or any gain to which the provisions of TCGA, s 279 (Foreign assets: delayed remittances) could apply.

13.          Demergers and purchase of own shares

13.1 No Group Company has been engaged in, or been a party to, any of the transactions set out in ICTA 1988, ss 213 to 218 (Demergers), or has made or received a chargeable payment as defined in s 214 (Chargeable payments connected with exempt distributions).

13.2 No Group Company has redeemed, repaid or purchased or agreed to redeem, repay or purchase, any of its own shares.

14.          Transfer of Overseas Trade

14.1 No Group Company has transferred a trade, carried on by it outside the United Kingdom through a branch or agency, to a company not resident in the United Kingdom, in circumstances such that a chargeable gain may be deemed to arise at a date after the transfer under TCGA, s 140 (Postponement of charge on transfer of assets to non-resident company).

15.          Transactions not at arm's length

15.1 No Group Company has carried out, or been engaged in, any transaction or arrangement to which the provisions of ICTA 1988, s 770 (Sale etc. at an undervalue or overvalue) as extended by s 773 (Interpretation of ss 770 and 771) have been or may be applied.

15.2 No Group Company owns or has agreed to acquire, any asset or has received or agreed to receive any services or facilities (including without limitation the benefit of any licences or agreements) the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm's length basis.

15.3 No Group Company has disposed of or acquired any asset in such circumstances that the provisions of TCGA s 17 (Disposals and acquisitions treated as made at market value) could apply.

16.          Base values and acquisition costs

16.1 If each of the capital assets of the Group Companies was disposed of at Completion for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Last Accounts, no liability to corporation tax on chargeable gains or balancing charge under CAA would arise; and, for the purpose of determining the liability to corporation tax on chargeable gains, there shall be disregarded any relief and allowances available to the Group Company other than amounts falling to be deducted under TCGA, s 38 (Expenditure: general).

16.2 No election has been made under TCGA, s 35 (Assets held on 31 March 1982) for capital gains and losses on all the assets held by any Group Company on 31 March 1982 to be computed by reference only to their market value on that date.

16.3 No Group Company has, since the Last Accounts Date, engaged in any transaction in respect of which there may be substituted, for any purpose of Taxation, a different consideration for the actual consideration given or received by such Group Company.

16.4 In determining the liability to corporation tax on chargeable gains in respect of any assets which has been acquired or provided by a Group Company, or which a Group Company has agreed to acquire or provide (whether conditionally, contingently or otherwise):

16.4.1 the sums allowable as a deduction will be determined solely in accordance with the provisions of TCGA s 38 (Acquisition and disposal costs, etc);

16.4.2 the amount or value of the consideration, determined pursuant to TCGA s 38(l) (a) will not be less than the amount or value of the consideration actually given by the Group Company for that asset;

16.4.3 the amount of any expenditure on enhancing the value of that asset, determined pursuant to TCGA, s 38(l)(b), will not be less than the amount or value of all expenditure actually incurred by the Group company on that asset.

16.5 No asset owned, or agreed to be acquired, by a Group Company (other than plant and machinery in respect of which it is entitled to capital allowances) is a wasting asset within TCGA, s 44) (Wasting assets).

17.          Chargeable gains

17.1 No Group Company is owed a debt (not being a debt on a security) upon the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of the provisions of TCGA s 251 (Debts).

17.2 No Group Company has claimed or is entitled to claim under TCGA s 253 or 254 (Relief in respect of loans to traders) that an allowable loss has accrued in respect of any loan made by it.

17.3 No Group Company owns rights, or an interest in rights, under a policy of assurance or contract for a deferred annuity on the life of any person of which it is not the original beneficial owner.

17.4 No part of the consideration given by a Group Company for a new holding of shares (within the meaning of TCGA s 126 (Application of ss 78 to 81)) will be disregarded by virtue of the proviso to TCGA s 128(2).

17.5 No asset owned by a Group Company has been the subject of a deemed disposal under TCGA Sched 2 (Assets held on 6 April 1965) so as to restrict the extent to which the gain or loss, over the period of ownership, may be apportioned by reference to straightline growth.

18.          Capital losses and limited partnerships

18.1 No Group Company has incurred a capital loss to which the provisions of TCGA s 18 (Transactions between connected persons) are applicable.

18.2 No Group Company is treated as a limited partner for the purposes of ICTA 1988, s 118 (Restriction on relief: companies).

19.          Gifts involving Group Companies

19.1 No Group company has held, or holds, shares in a company (not being another Group Company) which has made any such transfer as is referred to in TCGA s 125 (Shares in close company transferring assets at an undervalue); and no Group Company has received any assets by way of gift as mentioned in TCGA s 282 (Gifts: recovery from donee).

20.          Tax Avoidance

20.1 No Group Company has, since the Last Accounts Date, engaged in, or been a party to, any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of, or a reduction in liability to, Taxation; and, without prejudice to the generality of the foregoing, no Group Company has been a party to, or otherwise involved in, any transaction to which any of the following provisions could apply:

             CAA s 75 (Capital allowances: effect of sales between connected persons, sale and lease-back etc);

             TCGA s 106 (Disposal of shares and securities within prescribed period of acquisition);

             TCGA s 29 (Value shifting);

             CAA s 159 (Time when capital expenditure is incurred);

             ICTA 1988, s 56 (Transactions in deposits with and without certificates or in debts);

             ICTA 1988, s 240 (Set-off company's surplus ACT against subsidiary's liability to corporation tax);

             ICTA 1988, s 399 (Dealings in commodity futures etc:

             withdrawal of loss relief);

             ICTA 1988, s 410 (Arrangements for transfer of company to another group or consortium); s 395 (Leasing contracts and company reconstructions); and s 116 (Arrangements for transferring relief);

             ICTA 1988, s 729 (Sale and purchase of securities); and S 730 (Transfers of income arising from securities);

             ICTA 1988, s 731 to 735 (Purchase and sale of securities);

             ICTA 1988, s 736 (Company dealing in securities: distribution materially reducing value of holding);

             ICTA 1988, s 1737 (Manufactured dividends: treatment of tax deducted);

             ICTA 1988, s 774 (Transactions between dealing company and associated company);

             ICTA 1988, s 779 (Sale and lease-back: limitation on tax reliefs);

             ICTA 1988, s 781 (Assets leased to traders and others);

             ICTA 1988, s 786 (Transactions associated with loans or credit).

20.2 No Group Company has, since the Last Accounts Date, been a party to any transaction to which any of the following provisions have been, or could, be applied other than transactions in respect of which all necessary consents or clearances have been obtained;

             TCGA s 139 (Company reconstruction or amalgamation; transfer of assets);

             ICTA 1988, ss 703 to 709 (Cancellation of tax advantages from certain transactions in securities);

             ICTA 1988, s 765 (Migration etc. of companies);

             ICTA 1988, s 776 (Transactions in land: taxation of capital gains);

             TCGA ss 135-138 (Company reconstructions and amalgamations).

21.          Depreciatory transactions

21.1 No allowable loss, which may accrue on the disposal by any Group Company of any asset, will be reduced by reason of the provisions of TCGA s 176 (Transactions in a group) or s 281 (Dividend stripping) and no chargeable gain or allowable loss arising on such a disposal will be adjusted pursuant to the provisions of TCGA ss 30-34 (Value shifting further provisions)

22.          Sale and leaseback of land

22.1 No Group Company has, since the Last Accounts Date, entered into any transaction to which the provisions of ICTA 1988, s 780 (Sale and lease-back: taxation of consideration received) have been, or could be, applied.

23.          Stock Dividends

23.1 No Group Company has issued any share capital to which the provisions of ICTA 1988, s 249 (Stock dividends treated as income) or TCGA s 141 Stock divends: consideration for new holding) could apply, nor does any Group Company own any such share capital.

24.          Foreign loan interest

24.1 No Group Company has received foreign loan interest on which double taxation relief will, or may, be restricted under ICTA 1988, s 798 (Interest on certain overseas loans).

25.          Value added tax

25.1         Each Group Company:

25.1.1 has duly registered and is a taxable person for the purposes of value added tax;

25.1.2 has complied, in all material respects, with all statutory requirements, orders, provisions, directions or conditions relating to value added tax;

25.1.3 maintains complete, correct and up to date records (in all material respects) for the purposes of the applicable legislation;

25.1.4 is not in arrears with any payment or returns thereunder, or liable to any abnormal or non-routine payment, or any forfeiture or penalty, or to the operation of any penal provision;

25.1.5 has not been required by the Commissioners of Customs and Excise to give security;

25.1.6 has not applied for treatment as a member of a group which includes any company other than the Group Companies;

25.1.7 is not, and has not agreed to become, an agent, manager or factor (for the purposes of VATA, s 47 or 48 Agents, etc.)) of any person who is not resident in the United Kingdom.

25.2 The Disclosure Letter contains full particulars of any claim for bad debt relief made, or which may be made, by any Group Company under VATA s 36 (Refund of tax in cases of bad debts).

25.3 No Group Company has, during the period of twelve or twenty-four months respectively preceding today's date, received a surcharge liability notice under VATA s 59 (The default surcharge) or a penalty liability notice under VATA s 64 (Persistent misdeclaration resulting in understatements or overclaims).

26.          Inheritance Tax

26.1 No transfer of value (as defined in IHTA 1984, s 3 (Transfers of value) has at any time been made by any Group Company.

26.2 There is not outstanding any Inland Revenue charge for unpaid inheritance tax (as provided by IHTA 1984, ss 237 and 238 (Inland Revenue charge for unpaid tax)) over any asset of any Group Company, or in relation to any shares in the capital of any Group Company.

26.3 There are not in existence any circumstances whereby any such power as is mentioned in IHTA 1984, s 212 (powers to raise tax) could be exercised in relation to any shares, securities or other assets of any Group company, or could be exercised but for s 204(6) (Limitation of liability).

PART 2 PROPERTY WARRANTIES

1.           Title

1.1 The Properties comprise all the properties owned, occupied or otherwise used in connection with their businesses by the Group Companies.




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
1.2          SGS is the legal and beneficial owners of the Properties.

1.3 SGS owns no properties whether as freeholder or tenant save for the Properties

1.4 The information contained in Schedule 4 as to the tenure of each of the Properties held by SGS, and of all the mortgages and charges that encumber the Properties is accurate in all respects.

2.           Encumbrances

2.1 The Properties are not subject to any outgoings, other than general rates, water rates, and insurance premiums and, in the case of leasehold properties, rent and any other monies that may be due from the tenant to the landlord under the terms of the respective leases

2.2 The Properties are not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licenses, grants, restrictions, overriding interests or other such rights vested in third parties save those that have been registered at H.M. Land Registry and appear on the respective titles of the estates concerned or have been otherwise disclosed.

2.3 Where any such matters as are referred to in Clauses 2.1 and 2.2 have been disclosed in the Disclosure Letter, the obligations and liabilities imposed and arising under them have to the best of the Vendor's knowledge information and belief been fully observed and performed, and any payments in respect of them due and payable have been duly paid.

2.4 The Properties are not subject to any option, right of pre-emption or right of first refusal.

2.5 Each of the Properties is free from any tenancy or occupation licence howsoever called

3.           Planning matters

3.1 The leasehold property named as "Property A" in Schedule 4 is used for storage and distribution.

3.2 The freehold property named as "Property B" in Schedule 4 is used for a purpose within Class B of the Schedule to the Town and Country Planning (Use Classes) Order 1987.

3.3 No complaint has been received by SGS of any failure by it to comply with planning permissions, orders, and regulations issued under the Planning Acts, and building regulation consents and bye-laws for the time being in force with respect to SGS' use of each of the Properties.

3.4 To the best of the Vendors' knowledge information and belief all development charges, monetary claims and liabilities under the Planning Acts or any other such legislation (if any) have been discharged and no such liability, contingent or otherwise, is outstanding.

4.           Statutory obligations

4.1 To the best of the Vendors' knowledge information and belief compliance is being made and has at all times been made with all applicable statutory and by-law requirements with respect to the Properties and in particular (but without limitation) with requirements as to fire precautions and with the Public Health Acts, the Offices, Shops, and Railway Premises Act 1963 and the Factory Acts.

4.2 To the best of the vendors' knowledge information and belief there is no outstanding and unobserved or unperformed obligation with respect to the Properties necessary to comply with the requirements (whether formal or informal) of any competent authority exercising statutory or delegated powers.

4.3 There are not in force or required to be in force any licences whether under the Licensing Act 1964 or otherwise which apply to any of the Properties.

5.           Adverse orders

5.1 To the best of the Vendors' knowledge information and belief there are no compulsory purchase notices, orders or resolutions affecting any of the Properties not presently registered as a local land charge at the offices of the East Cambridgeshire District Council prior to the 1st day of March 1996 nor to the best of SGS's knowledge information and belief are there any circumstances likely to lead to any being made.

5.2 To the best of the Vendors' knowledge information and belief there are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Properties, nor to the best of the Vendors information and belief are there any circumstances likely to lead to any being made.

6.           Condition of the Properties

6.1 There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement, right or means of access to the Properties.

6.2 The principal means of access to the Properties are over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense

6.3 Each of the Properties enjoys the main services of water, drainage, electricity and gas.

7.           Insurance

7.1 The Properties are insured in their respective full reinstatement values and against third party and public liabilities to an adequate extent.

7.2 All premiums payable in respect of insurance policies with respect to the Properties which have become due have been duly paid, and no circumstances have arisen which would vitiate or permit the insurers to avoid such policies.

7.3 The information in the Disclosure Letter with respect to insurance policies is up to date and true and accurate in all respects.

PART 3 COMMERCIAL WARRANTIES

1.           Preliminary

1.1          Details of SGS

1.1.1 The Company, is the sole beneficial owner of all the issued or allotted shares of SGS and all such shares are fully paid or credited as fully paid.

1.1.2 No pledge, lien, charge or encumbrance exists, and there is no agreement to create one, of or affecting any of the shares of SGS

1.2          Directors and shadow directors

1.2.1 The only directors of the Group Companies are the persons whose names are listed in relation to each Group Company in Schedule 2.

1.2.2 No person is a shadow director (within the meaning of CA 1985, a 741) of a Group Company but is not treated as one of its directors for all the purposes of CA 1985.

1.3        Subsidiaries and branches

1.3.1      No Group Company:

           1.3.1.1 is the holder or beneficial owner of or has agreed to acquire any share or loan capital of any other company (whether incorporated in the United Kingdom or elsewhere) other than SGS;

           1.3.1.2 has outside the United Kingdom any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief order current at today's date).

1.4        Options over Group Companies' capital

1.4.1 Save as provided in this agreement, there are no agreements or arrangements in force which provide for the present or future issue, allotment or transfer of, or grant to any person the right (whether conditional or otherwise) to call for the issue, allotment or transfer of, any share or loan capital of any Group Company (including any option or right of pre-emption or conversion).

1.5        New issues of capital

1.5.1 Save as provided in this agreement, no share or loan capital has been issued or allotted, or agreed to be issued or allotted by any Group Company since the Trust Accounts Date.

1.6        Commissions

1.6.1 No one is entitled to receive from any Group Company any finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this agreement.

1.7 Memoranda and Articles of Association statutory books and resolutions

1.7.1 The copy of the Memorandum and Articles of Association of each Group Company attached to the Disclosure Letter is accurate and complete in all respects and has embodied in it, or annexed to it, a copy of every such resolution as is referred to in CA 1985, s 380(2).

1.7.2 The register of members and other statutory books of each Group Company have been properly kept and contain an accurate and complete record of the matters with which they should deal.

1.7.3 No notice or allegation has been received that any of the statutory books of any Group Company is incorrect or should be rectified.

1.7.4 Since the Last Accounts Date no alteration has been made to the Memorandum or Articles of Association of any Group Company and no resolution of any kind of any Group Company has been passed by its shareholders (other than resolutions relating to routine business at annual general meetings).

1.8          Documents filed

1.8.1 All returns, particulars, resolutions and documents required by CA 1985 or any other legislation to be filed with the Registrar of Companies, or any other authority, in respect of each Group Company have been duly filed and were correct, and due compliance has been made with all the provisions of CA 1985, and other legal requirements, in connection with the formation of each Group Company, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

1.8.2 All charges in favour of any Group Company have (if appropriate) been registered in accordance with the provisions of CA 1985, Pt XII.

1.9          Possession of documents

1.9.1 All title deeds relating to the assets of each Group Company, and an executed copy of all current agreements to which any Group Company is a party, and the original copies of all other documents which are owned by, or which ought to be in the possession of, any Group Company are in its possession.

1.10         Investigations

1.10.1 There are not in existence and no notice has been received of any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of any Group Company.

2.           Accounts

2.1          The Last Accounts

2.1.1 The Last Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting, adopted for the purpose of preparing the Last Accounts, are the same as those adopted in preparing the audited accounts of each Group Company in respect of the three last preceding accounting periods.

2.1.2        The Last Accounts:

             2.1.2.1 give a true and fair view of the assets and liabilities of each Group Company at the Last Accounts Date and its profits for the financial period ended on that date;

             2.1.2.2      comply with the requirements of CA 1985;

             2.1.2.3 comply with all current SSAPs applicable to a United Kingdom company;

             2.1.2.4 are not affected by any extraordinary, exceptional or non-recurring item;

             2.1.2.5 properly reflect the financial position of each Group Company as at their date;

             2.1.2.6 fully disclose all the assets of each Group Company as at their date;

             2.1.2.7 to the extent required by CA 1985 and the relevant SSAPs make proper provision or reserve for all liabilities and capital commitments of each Group Company outstanding at the Last Accounts Date, including contingent, unquantified or disputed liabilities;

             2.1.2.8 make provision or reserve, in accordance with the principles set out in the notes included in the Last Accounts, for all Taxation liable to be assessed on each Group Company, or for which it may be accountable, in respect of the period ended on the Last Accounts Date.

2.1.3 No amount included in the Last Accounts in respect of any asset, whether fixed or current exceeds its purchase price or production cost (within the meaning of CA 1985, Sched 4), or (in the case of current assets) its net realisable value at the Last Accounts Date.

2.1.4 The Closing Accounts have been prepared on a basis consistent with the Last Accounts and in accordance with UK Generally Accepted Accounting Practice.

2.2          Caluation of stock in trade and work in progress

2.2.1 In the Last Accounts and in the accounts of each Group Company for the three preceding financial years the stock in trade and work in progress of each Group Company have been treated in accordance with SSAP 9.

2.2.2 In the Last Accounts all redundant, obsolete and slow-moving stock in trade has been written off or written down as appropriate

2.3          Depreciation of Fixed assets

2.3.1 In the Last Accounts and in the accounts of each Group Company for the three preceding financial years, the fixed assets of each Group Company have been depreciated in accordance with SSAP 12.

2.4          Deferred taxation

2.4.1 Where provision for deferred Taxation is not made in the Last Accounts, full details of the amounts of deferred Taxation have been disclosed in the Disclosure Letter.

2.5          Accounting reference date

2.5.1 The accounting reference date of each Group Company for the purposes of CA 1985, s 224 is, and has at all times, been 31st December.

2.6          Book debts

2.6.1 No part of the amounts included in the Last Accounts, or subsequently recorded in the books of any Group Company, as owing by any debtors (subject to any provisions made in the Last Accounts) is overdue by more than twelve weeks, or has been released on terms that any debtor pays less than the full book value of his debt, or has been written off, or has proved to any extent to be irrecoverable, or is now regarded by the relevant Group Company as irrecoverable in whole or in part.

2.6.2 The amounts due from debtors as at Completion (less the amount of any relevant provision or reserve, determined on the same basis as that applied in the Last Accounts and disclosed in the Disclosure Letter) will so far as the Vendors are aware be recoverable in full within twelve (12) months of Completion and none of those debts is subject to any counter-claim or set off, except to the extent of any such provision or reserve.

2.7          Books and records

2.7.1 All the accounts, books, ledgers, financial and other records, of whatsoever kind, of each Group Company:

             2.7.1.1      are in its possession;

             2.7.1.2 have been fully, properly and accurately kept and completed;

             2.7.1.3 do not contain any material inaccuracies or discrepancies of any kind;

             2.7.1.4      comply with the provision of s. 221 of CA 1985.

3.           Finance

3.1          Capital commitments

3.1.1 There were no commitments on capital account outstanding at the Last Accounts Date and, since the Last Accounts Date, no Group Company has made, or agreed to make, any capital expenditure, or incurred or agreed to incur any capital commitments, nor has it disposed of, or realised, any capital assets or any interest in such assets.

3.2          Dividends and distributions

3.2.1 Since the Last Accounts Date no dividend or other distribution (as defined in ICTA 1988, Pt III and S 418) has been or is treated as having been, declared, paid or made by any Group Company.

3.2.2 All dividends or distributions declared, made or paid by each Group Company have been declared, made or paid in accordance with its Articles of Association and the applicable provisions of CA 1985.

3.3          Bank and other borrowings

3.3.1 Full details of all limits on any Group Company's bank overdraft facilities are accurately set out in the Disclosure Letter.

3.3.2 The total amount borrowed by each Group Company from each of its bankers does not exceed its respective overdraft facilities.

3.3.3 The total amount borrowed by each Group Company (as determined in accordance with the provisions of the relevant instrument) does not exceed any limitation on its borrowing powers contained in its Articles of Association, or in any debenture or other deed or document binding upon it.

3.3.4 No Group Company has outstanding, or has agreed to create or issue, any loan capital; nor has it factored any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.

3.3.5 No Group Company has, since the Last Accounts Date, repaid or become liable to repay, any loan or indebtedness in advance of its stated maturity.

3.3.6 No Group Company has received notice (whether formal or informal) from any lenders of money to any Group Company, requiring repayment or intimating the enforcement by the lender of any security which it may hold over any assets of any Group Company.

3.4          Loans by and debts due to Group Companies

3.4.1 No Group Company has lent any money which has not been repaid to it, or owns the benefit of any debt (whether or not due for payment) other than debts which have arisen in the ordinary course of its business; and no Group Company has made any loan or quasi-loan contrary to CA 1985.

3.4.2 No Group Company has made a loan, which remains outstanding, on terms entitling it to receive a rate of interest varying with, or a share of, the profits of a business.

3.5          Liabilities

3.5.1 There are no liabilities (including contingent liabilities) which are outstanding on the part of SGS other than those liabilities disclosed in the Last Accounts or incurred, in the ordinary and proper course of trading, since the Last Accounts Date.

3.5.2 There has been no exercise, purported exercise or claim for any charge, lien, encumbrance or equity over any of the fixed assets of any Group Company; and there is no dispute directly or indirectly relating to any such fixed assets.

3.5.3 No Group Company has been the tenant of, or a guarantor in respect of, any leasehold property, other than the Properties.

3.6          Bank accounts

3.6.1 Statements of the bank accounts of each Group Company, and of the credit or debit balances as at a date not more than seven days before today's date have been supplied to the Purchaser.

3.6.2 Since the date of each statement, there have been no payments out of the account to which the statement relates, except for payments in the ordinary and proper course of business; and the balances on current accounts are not substantially different from the balances shown on such statements.

3.7          Continuation of facilities

3.7.1 In relation to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to any Group Company (referred to in this clause as "facilities");

             3.7.1.1 the Disclosure Letter sets out full details of them and there are attached to it accurate copies of all documents relating to the facilities;

             3.7.1.2 there has been no contravention of, or non-compliance with, any provision of any of the documents;

             3.7.1.3 no steps for the early repayment of any indebtedness have been taken or threatened;

             3.7.1.4 none of the facilities is dependent on the guarantee or indemnity of, or any security provided by, a third party other than a Group Company

3.8          Government grants

3.8.1 No Group Company has applied for, or received, any grant, subsidy or financial assistance from any government department or agency or any local or other authority.

4.           Trading and Contracts

4.1 Changes in business activities and financial position since Last Accounts Date.

4.1.1        Since the Last Accounts Date:-

             4.1.1.1 the business of SGS has been continued in the ordinary and normal course;

             4.1.1.2      the Company has not traded;

             4.1.1.3 no management fees have been taken or agreed to be taken from any Group Company.

4.2          Vendors' interests and liabilities to Group Companies

4.2.1 Save as set out in the Disclosure Letter the Vendors, and their Associates, do not have any rights or interests, directly or indirectly, in any businesses other than those now carried on by the Group Companies, which are at the date hereof competitive with the businesses of the Group Companies, save as registered holder or beneficial owner of any class of securities of any company which is listed on The Stock Exchange or dealt in on the Unlisted Securities Market, and in respect of which a Vendor, with his Associates, holds and is beneficially interested in less than five per cent of any single class of the securities in that company.

4.2.2 There is no outstanding indebtedness of any Vendor, or his Associates, to a Group Company.

4.3          Effect of sale of Shares

4.3.1 Compliance with the terms of this agreement does not and will not:

             4.3.1.1 conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which any Group Company is a party, or any provision of the memorandum or articles of association of any Group Company or any encumbrance, lease, contract, order, judgment, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of any Group Company is bound or subject;

             4.3.1.2 relieve any person from any obligation to any Group Company (whether contractual or otherwise or enable any person to determine any such obligation, or any right or benefit enjoyed by any Group Company, or to exercise any right, whether under an agreement with, or otherwise in respect of, any Group Company;

             4.3.1.3 result in the creation, imposition, crystallisation or enforcement of any encumbrance whatsoever on any of the assets of any Group Company;

             4.3.1.4 result in any present or future indebtedness of any Group Company becoming due, or capable of being declared due and payable prior to its stated maturity.

4.4 Conduct of businesses in accordance with memoranda and articles of association

4.4.1 Each Group Company has, at all times, carried on business and conducted its affairs in all respects in accordance with its memorandum and articles of association for the time being in force and any other documents to which it is, or has been, a party.

4.4.2 Each Group Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

4.5          Joint ventures and partnerships

4.5.1 No Group Company is, or has agreed to become, a member of any joint venture consortium, partnership or other unincorporated association; and no Group Company is, or has agreed to become, a party to any agreement or arrangement for sharing commissions or other income.

4.6          Arrangements relating to the management and business

4.6.1 There are no arrangements or understandings (whether legally enforceable or not) between a Group Company and any person who is a shareholder, or the beneficial owner of any interest, in the Group Company, or in any company in which the Group Company is interested, or any Associate of any such person, relating to the management of any Group Company's business, or the appointment or removal of directors of any Group Company, or the ownership or transfer of ownership or the letting of any of the assets of any Group Company, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from any Group Company, or relating in any other manner to its affairs.

4.7          Agency agreements and agreements restricting business

4.7.1 No Group Company is a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement pursuant to which any part of its business is carried on, or which in any way restricts its freedom to carry on the whole, or any part, of its business in any part of the world in such manner as it thinks fit.

4.7.2 No Group Company is a party to any undertaking or assurances given to any court or governmental agency, which is still in force.

4.8          Unfair trade and restrictive practices

4.8.1 No Group Company has committed, or omitted to do, any act or thing which could give rise to any fine or penalty; and no Group Company is a party to any agreement, practice or arrangement which, in whole or in part:

             4.8.1.1 contravenes the provisions of the Trade Descriptions Act 1968;

             4.8.1.2      contravenes the provisions of the Fair

                          Trading Act 1973, Part XI;

             4.8.1.3 would, or might, result in a reference of a "consumer trade practice", within the meaning of the Fair Trading Act 1973, s 13, or be liable to reference to the Consumer Protection Advisory Committee under part II of the said Act;

             4.8.1.4      contravenes the provisions of the Consumer Credit Act
                          1974;

             4.8.1.5 contravenes or is invalidated (in whole or in part) by or is subject to registration under, the Restrictive Trade Practices Acts 1976 and 1977;

             4.8.1.6 contravenes or is invalidated (in whole or in part) by the provisions of the Resale Prices Act 1976;

             4.8.1.7      contravenes any provisions of the Treaty of Rome;

             4.8.1.8 contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or regulations.

4.8.2 No Group Company has engaged in any anti-competitive practice as defined in the Competition Act 1980.

4.9          Litigation, disputes and winding up

4.9.1 No Group Company is engaged in any litigation or arbitration proceedings, as plaintiff or defendant and there are no proceedings pending or threatened, either by or against any Group Company.

4.9.2 There is no dispute with any revenue, or other official, department in the United Kingdom or elsewhere, in relation to the affairs of any Group Company.

4.9.3 There are no claims pending or threatened against any Group Company, by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

4.9.4 No Group Company is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986, s 123.

4.9.5 No order has been made, or petition presented or resolution passed for the winding-up of any Group Company; nor has any distress, execution or other process been levied in respect of any Group company which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against any Group company.

4.10         Compliance with statutes

4.10.1 No Group Company, and none of its officers, agents or employees (during the course of their duties) has committed or omitted to do, any act or thing, the commission or omission of which is in contravention in any material respect of any act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to any fine, penalty, default proceedings or other liability on the part of the Group Company.

4.10.2 Each Group Company has conducted and is conducting its business in all material respects in accordance with all applicable laws and regulations, whether of the United Kingdom or elsewhere.

4.11         Documents stamped

4.11.1 All documents which in any way affect the right, title or interest of any Group company in or to any of its property, undertaking, or assets or to which a Group Company is a party and which attract stamp duty have been duly stamped within the requisite period for stamping.

4.14         Business names

4.12.1 No Group Company uses a name for any purpose other than its full corporate name.

4.13         Transactions involving directors

4.13.1 No Group Company has been a party to any transaction to which any of the provisions of CA 1985, s 320 or s 321 may apply.

4.14         Powers of attorney and authority

4.14.1       No power of attorney given by any Group Company is in force.

4.14.2 There are not outstanding any authorities (express or implied) by which any person may enter into any contract or commitment to do anything on behalf of a Group Company other than a contract or commitment in the ordinary course of business.

4.15         Licences and consents

4.15.1 Save in respect of planning in relation to the Properties no licences or consents including (but not limited to) Environmental Authorisations are necessary for the proper carrying on of each Group Company's business.

4.15.2 No Group Company is in breach of any of the terms or conditions of its planning licences or consents.

4.15.3 No Group Company carries on investment business within the meaning of the Financial Services Act 1986, s 1.

4.16         Subsisting contracts

4.16.1 The Disclosure Letter contains accurate particulars of all the contracts and other engagements whether written or oral which involve an aggregate outstanding expenditure by the relevant Group Company of Pound Sterling 30,000 or more to which any Group Company is a party at today's date.

4.16.2 No Group Company is a party to any contract, transaction, arrangement or liability which:

             4.16.2.1 is of an unusual or abnormal nature, or outside the ordinary and proper course of business;

             4.16.2.2     is for a fixed term of more than six months;

             4.16.2.3 is of a long-term nature (that is, unlikely to have been fully performed in accordance with its terms, more than six months after the date on which it was entered into or undertaken);

             4.16.2.4 involves, or is likely to involve, the supply of goods the aggregate sales value of which will represent in excess of 10 per cent of the turnover for the preceding financial year of the relevant Group

                          Company;

             4.16.2.5 is a contract for hire or rent, hire purchase, or purchase by way of credit sale or periodical payment;

4.16.3 There is not now outstanding in respect of any Group Company any agreement for the supply of services or for agency.

4.17         Defaults under agreements by Group Company

4.17.1       SGS is not at the date hereof

             4.17.1.1 in default under any agreement or covenant to which it is a party, or in respect of any other obligations or restrictions binding upon it;

             4.17.1.2 in default under any obligations existing by reason of membership of any association or body;

4.17.2 No threat or claim of default, under any agreement, instrument or arrangement to which SGS is a party,has been made, and is outstanding, against SGS.

4.17.3       The Company is not:-

             4.17.3.1 in default under any agreement or covenant to which it is a party, or in respect of any other obligations or restrictions binding upon it;

             4.17.3.2 in default under any obligations existing by reason of membership of any association or body;

             4.17.3.3 liable in respect of any representation or warranty (whether express or implied) or any matters giving rise to a duty of care, on the part of the Company.

4.17.4 No threat or claim of default, under any agreement, instrument or arrangement to which the Company is a party, has been made, and is outstanding, against the Company.

4.18         Other party's defaults

4.18.1 So far as the Vendors are aware no party to any agreement with, or under an obligation to, any Group company is in default, being a default which would be material in the context of the financial or trading position of such Group Company.

4.19         Defective products

4.19.1 SGS does not now nor has it since the date of its incorporation ever installed any synthetic lining products;

4.19.2 SGS has now and has at all times had product liability insurance of no less than Pound Sterling 1,000,000 in respect of all countries into which it has sold its products;

4.19.3 In respect of all products manufactured sold or supplied by SGS, SGS has never made any claim under such product liability insurance nor been engaged in any litigation as a result of such products being defective or faulty.

4.19.4 None of the Group Companies has received a prohibition notice, notice to warn or a suspension notice under the Consumer Protection Act 1987.

4.20         Service liabilities

4.20.1 No Group Company is subject to any liability or obligation (save as may be implied by law) to service, repair, maintain, take back or otherwise do or not to do anything in respect of any goods that have been delivered by it.

4.21         Purchase and sales from or to one party

4.21.1 Neither more than 25 per cent of the aggregate amount of all the purchases, nor more than 25% of the aggregate amount of all the sales, of any Group Company are obtained, or made from or to the same supplier or customer (including any person in any way connected with such supplier or customer).

4.22         Data Protection

4.22.1 Each Group Company has, if required to do so under the Data Protection Act 1984, duly registered as a data user and full particulars of the registrations are set out in the Disclosure Letter.

4.22.2 Each Group Company has complied with the data protection principles set out in the Data Protection Act 1984.

4.22.3 No individual has claimed, or will have a right to claim, compensation from any Group Company under the Data Protection Act 1984.

4.23         Guarantees and Indemnities

4.23.1 There is not now outstanding in respect of any Group Company any guarantee or agreement for indemnity or for suretyship given by, or for the accommodation of, such Group Company.

4.24         Insider Contracts

4.24.1 There is not outstanding, and there has not at any time during the three years prior to today's date been outstanding, any contract or arrangement to which any Group Company is a party and which any vendor, or any Associate of any Vendor, or any director of any Group Company, or any Associate of any such director, is or has been interested, whether directly or indirectly.

4.24.2 No Group Company is a party to, nor have its profits or financial position during the three years prior to day's date been affected by, any contract or arrangement which is not of an entirely arm's length nature.

4.25         Management Reports

4.25.1 There have been no reports, concerning any Group Company, by financial or management consultants within the period of three years prior to today's date which disclose potential or unrecorded liabilities not disclosed in the accounts.

5.           Employment

5.1          Employees and terms of employment

5.1.1 Full particulars of the identities, dates of commencement of employment, or appointment to office and terms and conditions of employment of all the employees and officers of each Group Company, including without limitation profit sharing, commission or discretionary bonus arrangements, are fully and accurately set out in the Disclosure Letter.

5.1.2        There are no agreements or other arrangements

             (whether or not legally binding) between any Group Company and any trade union or other body representing employees.

5.1.3 No contract of service exists between any Group Company and a director or employee in relation to which any relevant requirements of CA 1985, s 319 have not been fulfilled.

5.1.4 No past employee of any Group Company has a right to return to work or has a right to be reinstated or re-engaged under the Employment Protection (Consolidation) Act 1978.

5.2          Bonus Schemes

5.2.1 There are no schemes in operation by, or in relation to, any Group Company under which any employee of any Group Company is entitled to a commission or remuneration of any other sort, calculated by reference to the whole or part of the turnover, profits or sales of any Group Company.

5.3          Changes in remuneration

5.3.1 Since the Last Accounts Date or (where employment or holding of office commenced after the beginning of such period) since the commencing date of such employment or holding of office:

             5.3.1.1 no change has been made in the rate of remuneration, or the emoluments or pension benefits, of any officer, ex officer or senior executive of any Group Company (a senior executive being a person in receipt of remuneration in excess of Pound Sterling 20,000 per annum);

             5.3.1.2 no change has been made in any other terms of employment of any such officer or senior executive.

5.3.2 No Group Company is bound or accustomed to make any payments other than in respect of remuneration or emoluments of employment or pension benefits, to or for the benefit of, any officer or employee of any Group Company, or any of their Associates.

5.3.3 No negotiations for any increase in the remuneration or benefits of any officer or employee of any Group Company are current or scheduled in accordance with custom and practice to take place within six months, after the date of Completion according to previous practice.

5.4          Termination of contracts of employment

5.4.1 All subsisting contracts of service, to which any Group Company is a party are determinable at any time on three months' notice or less without compensation (other than compensation in accordance with the Employment Protection (Consolidation) Act 1978, as amended by the Employment Act 1982).

5.4.2 No executive of any Group Company, who is in receipt of remuneration in excess of Pound Sterling 20,000 per annum, and no officer of any Group Company has given or received notice terminating his employment, except as expressly contemplated in this Agreement.

5.5          Industrial disputes and negotiations

5.5.1 No Group Company, and none of their respective employees, is involved in any industrial dispute.

5.6          Industrial agreements

5.6.1 No Group Company has entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition.

5.7          Pensions

5.7.1 Save for the Schemes no Group Company is under any legal or moral liability or obligation, or a party to an ex gratia arrangement or promise, to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide "relevant benefits" within the meaning of ICTA 1988, s 612(l), to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to, or binding on, any Group Company or to which any Group Company contributes.

5.7.2 Full particulars of the Schemes are contained in, or annexed to the Disclosure Letter, including without limitation, true copies of the trust deeds and latest actuarial report and full and accurate details of the assets, funding arrangements and current membership.

5.7.3 The Schemes are exempt approved schemes within the meaning of ICTA 1988, s 592 and there is no reason why approval may be withdrawn.

6.           Assets

6.1          Ownership of assets

6.1.1 The Group Companies owned at the Last Accounts Date, and had good and marketable title to, and (except for current assets subsequently sold or realised in the ordinary and proper course of business) still own and have good and marketable title to, all the assets included in the Last Accounts and to all assets acquired since the Last Accounts Date and not subsequently sold or realised as aforesaid.

6.1.2 No Group Company has created, or granted, or agreed to create or grant, any security interest or other encumbrance in respect of any of the fixed assets included in the Last Accounts, or acquired or agreed to be acquired since the Last Accounts Date, save in the ordinary and proper course of its business.

6.1.3 Save as disclosed in the Last Accounts, none of the property, assets, undertaking, goodwill or uncalled capital of any Group Company is subject to any option, charge, lien or encumbrance, or right of pre-emption, or any agreement or commitment to give or create any of the foregoing, and are all the sole unencumbered absolute property of the Group Company.

6.2          Stocks and work in progress

6.2.1 The stock of raw materials, packaging materials and finished goods now held is not excessive and is adequate in relation to the current trading requirements of the business of SGS; and none of it is obsolete, slow moving unusable, unmarketable or inappropriate or of limited value in relation to the current business of any Group Company; and no contracts are outstanding which are likely to result in the foregoing not being true.

6.2.2 The stock in trade of each Group Company is in good condition and is capable of being sold by it in the ordinary course of its business, in accordance with its current price list, without rebate or allowance to a purchaser.

6.3          Insurance

6.3.1 All the stock-in-trade and the assets and undertaking of SGS of an insurable nature is, and has at all material times been insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against by persons carrying on the same business as that carried on by it.

6.3.2 Each Group Company is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including product liability), loss of profits and other risks which the Company's brokers have advised are normally insured against by persons carrying on the same business as that carried on by it.

6.3.3 All the insurances of the Group Companies are currently in full force and effect, and so far as the Vendors are aware nothing has been done or omitted to be done which could make any policy of insurance void or voidable.

6.3.4 No claim is outstanding, or may be made, under any of the policies and so far as the Vendors are aware no circumstances exist which are likely to give rise to such a claim.

6.4          Plant in working order

6.4.1 The plant, machinery, equipment and vehicles used in connection with the business of each Group Company:

             6.4.1.1      have been regularly and properly maintained;

             6.4.1.2 are in the possession and control of, and are the absolute property of, the relevant Group Company, save for those items the subject of the hire purchase, leasing or rental agreements listed in the Disclosure Letter

6.4.2 Copies of all maintenance contracts entered into by Group Companies are disclosed in the Disclosure Letter and such contracts are in full force and effect.

6.5          Industrial property rights

6.5.1 The business of SGS as now carried on, does not so far as the Vendors are aware infringe any Industrial Property right of any other person

6.5.2 No Group Company has (save in the ordinary and normal course of business) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

6.5.3 No Group Company is a party to any secrecy agreement or agreement which may restrict the use or disclosure of information.

                                   SCHEDULE 4

                         Particulars of the Properties

Property A

Description    37 Regal Drive, Soham, District of East
               Cambridgeshire, County of Cambridge

Tenure         Leasehold - lease date 22nd September 1995 made between Anthony
               Leonard Foster (1) and SGS Geosystems Limited (2)

Charges        a Debenture - with Barclays Bank plc and made 2nd December 1991

Property B

Description    Land and buildings to the north of Fordham Road being Ex APV
               Works Soham, District of East Cambridgeshire, County of Cambridge

Tenure Freehold, registered at H.M. Land Registry with freehold title absolute under title number CB142586

Charges Two - Legal Charge, and a Debenture - both with Barclays Bank plc and made 2nd December 1991

Property C

Description    Land at the north east side of Fordham Road/Regal Drive, Soham,
               District of East Cambridgeshire, County of Cambridge

Tenure         Leasehold - underlease dated 2nd December 1991 made between
               Satellite Extrusions Limited (1) and Satellite Geosystems Limited
               (2), registered at H.M. Land Registry with leasehold title absolute under title number CB142577

Charges Two - Legal Charge, and a Debenture - both with Barclays Bank plc and made 2nd December 1991

                                   SCHEDULE 5

                       Pension Provisions and Warranties

1. In respect of those employees employed by SGS no employees other than those employees listed with contribution rates beside their names in the Disclosure Documents participate or are entitled to participate or have been promised that they may participate in a pension scheme arising from their employment or are entitled to receive a pension from their employment on their retirement or are entitled to life assurance under the provisions of either the Directors' Scheme, the 1992 Scheme or from their employer.

2. The rate at which SGS is required to contribute to the 1992 Scheme in the case of certain employees' of SGS and to John Coulson's personal scheme is listed and stated in the Disclosure Documents.

3. No employees of SGS have received any indication that their benefit under the Schemes is to be linked in any way to or targeted at a level linked to the employee's final salary.

4. No employees of SGS have been members of a final salary pension scheme pursuant to their employment with either the Company or SGS other than John Coulson and Rosemarie Coulson.

5. Neither the Company nor SGS have received a loan from the Directors' Scheme part or all of which remains outstanding.

6. There are no unfunded pensions in payment either by the Company or SGS other than those to Derek White, Keith Wade and Maureen Fry and there have been no representations of or promises of pensions which are unfunded to employees of either the Company or SGS. This Warranty shall not extend to the deficit in funding (if any) in the Final Salary Scheme.

7. There has been no unequal treatment of either male and female employees or full and part-time employees in connection with employees being permitted to participate in any pension scheme operated by the Company or SGS nor any unequal treatment of either male and female employees or full and part-time employees of the Company and SGS in the rules, administration or application of any pension scheme of either Company or SGS.

9. All sums due to the Trustees of the Directors' Scheme and the 1992 Scheme from SGS and the Company in respect of any period prior to and including the date of Completion have been paid.

10. Deeds of change of principal employer from the Company to Butyl Products Limited have been executed in respect of the Directors' Scheme, the 1992 Scheme and the Final Salary Scheme in the form annexed to the Disclosure Letter.

11. No members of the Final Salary Scheme (apart from John and Rosemarie Coulson) whether active deferred or pensioners are or have been employees of SGS.

                                   SCHEDULE 6

                               Vendor Protection

1. The Purchaser acknowledges that it has not been induced to enter into this Agreement by nor has it relied upon any representation or warranty other than the Warranties contained in this Agreement given by the Vendors.

2. Any payments made by the Vendors to the Company or the Purchaser pursuant to the Warranties or under the Tax Covenant or otherwise pursuant to this Agreement shall be deemed to have reduced the amount of consideration received by the Vendors for the Shares sold by him pursuant hereto.

3. The Vendors liability in respect of the Company (but not for the avoidance of doubt SGS) under the Warranties, the Tax Covenant and the Indemnity in Clause 10 shall not be limited by any of the provisions of this Schedule 6 save that the Vendors shall not be liable in relation to a claim under the Warranties relating to the Company for and to the extent of the taxation provided for in the Closing Accounts.

4. The Vendors shall not be liable under the Warranties or under the Tax Covenant in so far as they relate to SGS save for liability under Clauses 2.4, 2.5 and 2.6 of the Tax Covenant which shall be unlimited:-

             4.1 To the extent that the subject of the claim is provided or reserved for in the accounts of SGS for the year ending 31st December 1995 or has been included in calculating creditors or deducted in calculating debtors in the accounts of SGS for the year ending 31st December 1995.

             4.2          To the extent that a claim arises:-

                          4.2.1 wholly or partly from an act or omission occurring at the request of or with the written consent of the Purchaser or (on or after completion) SGS;

                          4.2.2 wholly or partly from an act or omission compelled by law;

                          4.2.3 wholly or partly as a result of any increase in rates of taxation since 31st December 1995;

                          4.2.4 wholly or partly as a result of the passing of an enactment or other government regulation with retrospective effect.

             4.3          To the extent that the subject of the claim:-

                          4.3.1 has been or is made good without cost to the Purchaser or SGS;

                          4.3.2 is recoverable by SGS by insurance or would have been recoverable but for any change in the terms of insurance since the date of this Agreement.

5. The Purchaser shall not be entitled to recover the same loss in respect of any act event or default under both the Warranties and the Tax Covenant.

6. The Vendors shall not be liable in respect of any claim relating to SGS under the Warranties and/or the Tax Covenant unless the same shall have been made before the third anniversary of Completion in respect of the Warranties or before the date which is 6 years after the date hereof hereof in respect of the Tax Covenant, in each case by notice in writing to the Vendors giving sufficient details of the claim to enable the Vendors to identify the matter giving rise to the claim.

7. The aggregate liability of the Vendors in respect of all claims under the Warranties and the Tax Covenant in respect of SGS shall in no event exceed the sum of Pound Sterling 3,208,314.

8. No amount shall be payable by the Vendors in respect of any claim or claims under the Warranties and/or the Tax Covenant in respect of SGS unless and to the extent that the aggregate cumulative liability of the Vendors in respect of all such claims exceeds Pound Sterling 30,000.

9. Where the Purchaser and/or the Company are at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim in respect of SGS under the Warranties and/or the Tax Covenant or under any of the other provisions of this Agreement the Purchaser shall and shall procure that the Company shall undertake all reasonable steps to enforce such a recovery prior to taking any action (other than notifying the Vendors of the claim) against the Vendors and in the event that the Purchaser or the Company shall recover any amount from such other person the amount of the claim against the Vendors shall be reduced by the amount recovered.

10. If the Vendors pay at any time to the Purchaser any amount pursuant to a claim in respect of the Warranties and/or the Tax Covenant and the Purchaser, SGS or the Company subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim the Purchaser shall procure that the Company or SGS shall take all necessary steps to enforce such a recovery and shall forthwith repay to the Vendors so much of the amount paid by them to the Purchaser as does not exceed the sum recovered from such other person less all costs, charges and expenses incurred by the Purchaser, SGS or the Company in recovering that sum from such other person.

11. The Purchaser shall notify the Vendors within thirty (30) days of becoming aware of a matter likely to give rise to a claim under the Warranties and shall procure that SGS shall take such action as the Vendors may require (at the Vendors' expense) in relation to such claim and in particular to rescind dispute or compromise such claim.

SIGNED as a Deed      )
by R.A. YOUNG         )
  --------------------)

Witness:

Name:

Address:

Occupation

SIGNED as a Deed      )
by J.R. YOUNG         )
  --------------------)

Witness:

Name:

Address:

Occupation:

SIGNED as a Deed      )
by S.E. MITCHELL      )
  --------------------)

Witness:

Name:

Address:

Occupation:

SIGNED as a Deed      )
by GSE (UK) LIMITED   )
  --------------------)

by

Director

Director/Secretary